As filed with the Securities and Exchange Commission December 20, 2011	Registration No. 333-156782

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

POST EFFECTIVE AMENDMENT NO. 2
TO FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________________

BANK OF MARIN BANCORP
(Exact name of registrant as specified in its charter)

California	20-8859754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

504 Redwood Boulevard, Suite 100
Novato, California
94947

(Address, Including Zip Code, and Telephone Number, Including Area Code, or Registrant’s Principal Executive Offices)

Russell A. Colombo
President and Chief Executive Officer
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, CA 94947
(Name and address of agent for service)

(415) 884-7781
(Telephone number, including area code, of agent for service)

Copies of communications to:

John F. Stuart, Esq.
Kenneth E. Moore, Esq.
Stuart | Moore
641 Higuera Street, Suite 302
San Luis Obispo, CA 93401
(805) 545-8590

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On January 16, 2009, Bank of Marin Bancorp (the “Registrant”) filed a Form S-3 (File No. 333-156782 ) (the “S-3”), registering with the Securities and Exchange Commission (“SEC”), a total of 28,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value (hereinafter referred to as the “Series B Preferred Shares” or the “Series B Preferred Stock”), a warrant to purchase 154,242 shares of common stock, (the “Warrant”) and any shares of common stock issuable from time to time upon exercise of the Warrant (the “Warrant Shares”), all in connection with the Registrant’s participation in the Capital Purchase Program (“CPP”), authorized under the Troubled Asset Relief Program (“TARP”), as is documented by the letter agreement entered into by and between the Registrant and the United States Treasury (the “Treasury”), dated December 5, 2008 (collectively, the “TARP Transaction”).

On March 31, 2009, the Registrant executed a letter agreement with Treasury (the “Letter Agreement”) and terminated its participation in the CPP by returning the funds received from Treasury in exchange for cancelled share certificates representing the Series B Preferred Shares originally purchased by Treasury in the TARP Transaction (the “Repurchase Transaction”). Specifically, the Registrant returned to the Treasury a total of $28,178,888.89, which includes the original investment amount of $28,000,000 plus accrued but unpaid dividends of $178,888.89, and received in return, and cancelled, the share certificate for the Series B Preferred Shares. In addition, the Registrant opted not to repurchase the Warrant or the Warrant Shares from Treasury.

As a result of the Repurchase Transaction, all Series B Preferred Shares were cancelled. Therefore, the Registrant, by way of Post-Effective Amendment No. 1 to the S-3, withdrew the Series B Preferred Shares from the S-3.

On November 23, 2011, Treasury sold the Warrant, as adjusted pursuant to the terms thereof, in a private placement transaction (the “Warrant Sale”). In connection with the Warrant Sale, Treasury retained, and did not transfer, the registration rights relating to the Warrant. As such, there is no need for the Warrant or the Warrant Shares to remain as registered securities.

Accordingly, the Registrant is filing this Post-Effective Amendment No. 2 to the S-3 to terminate the effectiveness of the S-3 and remove from registration any and all securities of the Registrant under the S-3 previously registered but unsold, in accordance with the undertakings made by the Registrant in Part II of the S-3 to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on December 20, 2011.

BANK OF MARIN BANCORP

By:	/s/ Russell A. Colombo
Russell A. Colombo
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2011.

Signature	Capacity

*	Chairperson of the Board
JOEL SKLAR, M.D.

/s/ Russell A. Colombo	Director, President and CEO
RUSSELL A. COLOMBO

/s/ Christina J. Cook	Executive Vice President and Chief Financial
CHRISTINA J. COOK	Officer

*	Director
THOMAS M. FOSTER

*	Director
ROBERT HELLER

*	Director
NORMA J. HOWARD

*	Director
STUART D. LUM

*	Director
JOSEPH D. MARTINO

*	Director
WILLIAM H. MCDEVITT, JR.

*	Director
BRIAN M. SOBEL

*	Director
J. DIETRICH STROEH

*	Director
JAN I. YANEHIRO

* By Russell A. Colombo, as Attorney-in-Fact